Exhibit 23.2

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement of Oak Woods Acquisition Corporation on Form S-4 of our report dated June 7, 2024, with respect to the consolidated balance sheets of Huajin (China) Holdings Limited., and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operation and comprehensive income/(loss), changes in shareholders’ equity/(deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements), included in this registration statement. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Fortune CPA, Inc.

Orange, California

November 20, 2024